Exhibit 10.3

Execution Version

SERIES J SUBSCRIPTION AGREEMENT

THIS SERIES J SUBSCRIPTION AGREEMENT (as may be amended or modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into on January 3, 2014, by and among LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (the “Company”) and RW LSG Holdings LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, on September 11, 2013, the Company authorized a series of preferred shares designated the “Series J Convertible Preferred Stock” (“Preferred Shares”), which are convertible into shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) in accordance with the terms of the Certificate of Designation governing the Preferred Shares attached hereto as Exhibit A (the “Series J Certificate of Designation”);

WHEREAS, the Company has issued 20,000 Preferred Shares pursuant to preferred stock subscription agreements (the “Existing Subscription Agreements”) with certain investors (the “Existing Holders”), including Purchaser, and such Existing Subscription Agreements provide the Existing Holders with the right to elect to exchange all or any part of their Preferred Shares for any Follow-On Securities (as such term is defined in the Existing Subscription Agreements) to the extent that such Follow-On Securities are issued pursuant to a Qualified Follow-On (as such term is defined in the Existing Subscription Agreements);

WHEREAS, the Company desires to sell to Purchaser, and Purchaser desires to buy from the Company units of the Company’s securities (the “Purchased Securities”) consisting of (i) 2,860 Preferred Shares (the “Purchased Shares”) on the terms set forth herein and (ii) a warrant to purchase 7,579,000 shares of Common Stock (the “Purchased Warrant”) on the terms set forth in the form of warrant attached hereto as Exhibit B (the “Form of Warrant”); at a purchase price of $1,000 per Purchased Security (each such security being comprised of one (1) Preferred Share and a warrant to purchase 2,650 shares of Common stock), for aggregate consideration of $2,860,000 (the “Purchase Price”);

WHEREAS, certain capitalized terms as used herein shall have the meaning set forth in Section 6(a) hereof.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:

1. Purchase and Sale of Purchased Securities.

(a) Payment for Securities; Delivery of Certificates. Subject to the provisions of this Agreement, and relying upon the representations, warranties and covenants set forth herein, Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, the Purchased Securities, free and clear of all Liens (other than restrictions on transfer or Liens under applicable state and federal securities Laws and, with respect to the Purchased Shares, pursuant to the Series J Certificate of Designation), for aggregate consideration equal to the Purchase Price, which shall be paid in United States dollars. The closing of the purchase and sale of the Purchased Securities by Purchaser (the “Closing”) shall occur concurrently with the execution hereof. At the

Closing: (i) Purchaser shall transmit, or cause to be transmitted, by wire transfer of immediately available funds to the Company, in accordance with the wire transfer instructions attached hereto as Annex A an amount equal to the Purchase Price; (ii) the Company will deliver to Purchaser certificates representing the Purchased Shares and the Purchased Warrant, registered in the name of Purchaser in such denominations as Purchaser shall request; (iii) Purchaser shall deliver to the Company each of the Transaction Documents to which Purchaser is a party, duly executed by Purchaser; (iv) the Company shall deliver or cause to be delivered to Purchaser each of the Transaction Documents to which the Company and Purchaser are parties, duly executed by each party thereto other than Purchaser; and (v) the Company shall cause to be delivered to Purchaser an opinion of Haynes and Boone, LLP, counsel for the Company, in the form attached hereto as Exhibit C.

(b) Use of Purchase Price. The proceeds of the aggregate Purchase Price paid by Purchaser shall be used by the Company for general corporate purposes.

2. Company Representations and Warranties. The Company hereby represents and warrants to Purchaser as of the date hereof as follows, qualified by any specific disclosures made by the Company in the disclosure schedule of even date herewith delivered by the Company to Purchaser simultaneously with the execution hereof, referencing the particular subsection of this Section 2 (the “Disclosure Schedule”). The disclosures in any section or subsection of the Disclosure Schedule shall qualify each of the other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections:

(a) Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all licenses, Permits and authorizations necessary to own its properties, rights and assets and carry on its business as presently conducted and is duly qualified to do business as a foreign entity and in good standing in each state or country, if any, in which failure to be so qualified would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company is not in violation of its Certificate of Incorporation or Bylaws.

(b) Company Power. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions of any of the Transaction Documents to be executed, delivered or carried out by the Company hereunder. The Company has the requisite corporate power and authority under the Laws of the State of Delaware to own its properties and carry on its business as presently conducted.

(c) Authorization; Governmental Approvals.

i. The execution and delivery of this Agreement and the other Transaction Documents, the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company, the issuance, sale and delivery of the Purchased Securities to Purchaser in accordance with this Agreement and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Purchased Shares and exercise of the Purchased Warrant (the “Conversion Shares”) in accordance with the terms of the Series J Certificate of Designation and the Purchased Warrant have been duly authorized by all necessary corporate action on the part of the Company.

ii. Except (A) as required by the Certificates of Designation and (B) for filings necessary for the sale of the Purchased Securities to qualify for certain exemptions from the registration requirements under state blue sky Laws and federal securities Laws and (C) for the Charter Amendment necessary to provide the Company with a sufficient number of shares of Common Stock to issue the Conversion Shares, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or Governmental Body, and no vote, authorization, consent or approval of the stockholders of the Company, is necessary for (A) the valid execution and delivery of this Agreement by the Company, (B) the execution, issuance and delivery of the Purchased Shares, the Purchased Warrant or the Conversion Shares, (C) the execution and delivery by the Company of the other Transaction Documents or (D) the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company.

(d) Capital. The Purchased Shares will have the voting powers, designation, preferences, rights and privileges, and the qualifications, limitations and restrictions thereof, set forth in the Series J Certificate of Designation. The Purchased Securities, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued and fully paid, and will be free of restrictions on use, voting or transfer or Liens other than restrictions on transfer or Liens under the applicable state and federal securities Laws and, with respect to the Purchased Shares, pursuant to the Series J Certificate of Designation. Except as set forth in Section 2(d) of the Disclosure Schedule, the issuance and sale of the Purchased Securities is not subject, and will not be subject, to any preemptive rights. The Conversion Shares have been duly authorized, and upon conversion of the Purchased Shares and exercise of the Purchased Warrant and upon issuance in accordance with the terms hereof and the provisions of the Series J Certificate of Designation, the Purchased Warrant, will be duly authorized, validly issued and fully paid, and will be free of restrictions on use, voting or transfer or Liens other than the restrictions on transfer or Liens under the applicable state and federal securities Laws and, with respect to the Purchased Shares, pursuant to the Series J Certificate of Designation.

(e) Validity and Binding Effect; No Conflicts. This Agreement and each of the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company does not (i) conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (A) any provision of the Certificate of Incorporation or Bylaws of the Company or any Company Subsidiary; (B) any Contract, Permit or Order to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound; (C) any Law to which the Company or any Company Subsidiary is subject or by which the Company or any Company Subsidiary or any of their respective properties is bound or; (ii) result in the creation or imposition of any Lien upon the properties or assets of the Company or any Company Subsidiary; other than in the case of the foregoing clauses (i)(B), (i)(C) and (ii), such requirements, conflicts, violations, breaches or rights which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2(e) of the Disclosure Schedule and other than those which have been obtained or made, no Consent of any other Person is required on the part of the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby.

(f) Capitalization.

i. Section 2(f)i of the Disclosure Schedule sets forth, a true, complete and correct listing of the following, immediately prior to the open of business on the date hereof: (i) the authorized capitalization of the Company, the number of shares of each class of Capital Stock of the Company issued and outstanding and the number of shares reserved for issuance in connection with the Company’s stock option plans or otherwise, and (ii) all options, warrants, rights to subscribe to, calls, contracts, undertakings, arrangements, Contracts and commitments to issue which may result in the issuance of Capital Stock of the Company or other securities convertible into or exchangeable for shares of Capital Stock (the “Derivative Securities”), including the applicable conversion or exercise price of such Derivative Securities. Except as set forth in Section 2(f)i of the Disclosure Schedule, as of the open of business on the date hereof, there are (A) no outstanding shares of Capital Stock of, or other equity or voting interest in, the Company, (B) no outstanding Derivative Securities, (C) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract or commitment relating to any Capital Stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (A), (B) and (C), together with the Capital Stock of the Company, being referred to collectively as “Company Securities”) and (D) no other obligations by the Company or any of Company Subsidiary to make any payments based on the price or value of any Company Securities. Except as set forth in Section 2(f)i of the Disclosure Schedule, there are no outstanding Contracts of any kind which obligate the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. All of the issued and outstanding shares of the Company’s Capital Stock have been and all shares reserved for issuance will on issuance be, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 2(f)i of the Disclosure Schedule, neither the Company nor any Company

Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock. Except as set forth in Section 2(f)i of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement relating to the voting of, transfer of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company, including any Contract granting any Person the right to require the Company to file a registration statement under the 1933 Act (as defined below) or to require the Company to include any securities in any other registration statement filed by the Company under the 1933 Act.

ii. After giving pro forma effect to the transactions contemplated hereby, Section 2(f)ii of the Disclosure Schedule sets forth, as of immediately prior to the open of business on the date hereof, a true, complete and correct listing of all the Company’s outstanding: (i) shares of the Common Stock and (ii) Derivative Securities, including the applicable exercise price of such Derivative Securities, other than any Derivative Securities issued pursuant to the Company’s Amended and Restated Equity-Based Compensation Plan or the Company’s 2011 Employee Stock Purchase Plan.

(g) Securities Law Exemption. The offer and sale of the Purchased Securities by the Company to Purchaser pursuant to and in the manner contemplated by this Agreement will be exempt from the registration requirements of the 1933 Act. Neither the Company nor any Person acting at its direction has taken any action (including any offering of any securities or Capital Stock of the Company under circumstances which would require the integration of such offering with the offering of any of the Purchased Securities pursuant to this Agreement under the 1933 Act and the rules and regulations of the SEC thereunder) which would subject the offering, issuance, exchange or sale of any of the Purchased Securities to Purchaser pursuant to this Agreement to the registration requirements of the 1933 Act.

3. Purchaser Representations and Warranties. Purchaser hereby represents and warrants to the Company as follows:

(a) Purchaser has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and thereunder, and to purchase, acquire and accept delivery of the Purchased Securities.

(b) The Purchased Securities are being acquired for Purchaser’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities Laws.

(c) Purchaser is knowledgeable in financial matters and is able to evaluate the risks and benefits of an investment in the Purchased Securities. Purchaser understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. Purchaser has carefully considered and has, to the extent Purchaser deems necessary, discussed with Purchaser’s professional legal, tax, accounting and financial advisers the suitability of its investment in the Purchased Securities.

(d) Purchaser is able to bear the economic risk of its investment in the Purchased Securities for an indefinite period of time because the Purchased Securities have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available. Purchaser: (i) understands and acknowledges that the Purchased Securities being issued to Purchaser have not been registered under the 1933 Act, nor under the securities Laws of any state, nor under the Laws of any other country and (ii) recognizes that no public agency has passed upon the accuracy or adequacy of any information provided to Purchaser or the fairness of the terms of its investment in the Purchased Securities.

(e) Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Purchased Securities and has had full access to such other information concerning the Company as has been requested.

(f) This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and the execution, delivery and performance of this Agreement by Purchaser does not and will not conflict with, violate or cause a breach of any agreement, Contract or instrument to which Purchaser is a party or any judgment, Order or decree to which Purchaser is subject.

(g) Purchaser became aware of the offering of the Purchased Securities other than by means of general advertising or general solicitation.

(h) Purchaser is an “accredited investor” as that term is defined under the 1933 Act and Regulation D promulgated thereunder, as amended by Section 413 of the Private Fund Investment Advisers Registration Act of 2010 and any applicable rules or regulations or interpretations thereof promulgated by the SEC or its staff.

(i) Purchaser acknowledges that the certificates for the Purchased Shares will contain a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

Subject to any lock-up or other similar agreement that may apply to the Purchased Shares as may be specifically agreed to with Purchaser, the requirement that the Purchased Shares contain the legend set forth in clause (i) above shall cease and terminate when such shares are transferred pursuant to Rule 144 promulgated under the 1933 Act. Upon the consummation of an event described in the immediately preceding sentence, the Company, upon surrender of certificates containing such legend, shall, at its own expense (without the need for any opinion of counsel for Purchaser), deliver to the holder of any such securities as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such securities not bearing such legend.

4. Additional Agreements.

(a) Purchaser Covenant. Purchaser agrees not to make any sale, transfer or other disposition of the Purchased Securities in violation of the 1933 Act, the 1934 Act, the rules and regulations promulgated thereunder or any applicable securities Laws.

(b) Tax Provision. The Company and Purchaser intend that for U.S. federal, state and local income tax purposes, the Purchased Securities will be treated as equity and each of the Company and Purchaser agrees that it will not take any position to the contrary with respect to any Purchased Securities it acquires pursuant to the terms of this Agreement.

(c) Information Rights. For so long as a Purchaser continues to beneficially own, in the aggregate, at least 5,000 Preferred Shares, shares of Series H Preferred Stock and/or shares of Series I Preferred Stock (or the equivalent amount of Conversion Shares), during normal business hours, the Company shall provide to Purchaser reasonable access to customary information, access and inspection rights, including delivering to Purchaser the following information (collectively, the “Public Company Information”):

i. on an annual basis and promptly after it has been made available (but no later than thirty (30) days before the beginning of each fiscal year), (A) an annual budget of the Company, (B) a business plan of the Company, and (C) financial forecasts for the next fiscal year of the Company, in each case to the extent and in such manner and form prepared by or for the board of directors of the Company (the “Board”);

ii. on an annual basis and promptly after it has been made available (but no later than seventy-five (75) days after the end of each fiscal year), annual unaudited financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board;

iii. on a quarterly basis and promptly after it has been made available (but in no event later than forty (40) days after the end of each quarter), unaudited quarterly financial and operating reports of the Company, to the extent and in such manner and form prepared by or for the Board;

iv. final drafts of monthly management and operating reports of the Company as reasonably requested by Purchaser to the extent and in such manner and form prepared by or for the Company’s chief executive officer and/or provided to the Board; and

v. such other financial, management and operating reports and information reasonably requested by Purchaser, including all such information as required for customary reporting to the limited partners of Purchaser’s Affiliates and for tax reporting purposes.

In addition, in the event that the Company is no longer obligated to file an annual report on Form 10-K or quarterly reports on Form 10-Q with the SEC, the Company shall also deliver the following to Purchaser (collectively, the “Private Company Information” and together with the Public Company Information, the “Company Information”):

vi. as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter (to the extent practicable), a consolidated balance sheet of the Company and the Company Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and followed promptly thereafter (to the extent it shall be available) with the opinion of the independent registered public accounting firm selected by the Company’s Audit Committee with respect to such financial statements; and

vii. in lieu of providing the information required under the foregoing Section 4(c)vi, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter (to the extent practicable), an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail, except that such financial statements need not contain the notes required by GAAP.

(d) Purchaser, and each Affiliate of Purchaser, receiving Company Information hereunder shall keep such Company Information confidential and shall not provide access to such Company Information to any other Person; provided, that Purchaser may provide access to such Company Information (A) to its agents, employees, directors, officers, trustees, partners, Affiliates, attorneys, accountants, advisors, auditors, portfolio management services and investors having an obligation of confidentiality to Purchaser in the ordinary course of Purchaser’s business; (B) to prospective transferees or purchasers of any of the Purchased Shares held by Purchaser; provided, that any such prospective transferee or purchaser shall have agreed to keep the same confidential in accordance with the provisions of this Section 4; (C) as required by Law, subpoena, judicial order or similar legal process; provided, that Purchaser shall notify the Company prior to disclosure if permitted by Law; (D) in connection with any litigation related to any Transaction Document or other agreement between Purchaser or any of its Affiliates and the Company or any of its Affiliates or in connection with the exercise of any right or remedy under any such Transaction Document or agreement; and (E) as may be required in connection with the examination, audit or similar investigation of Purchaser or with respect to a request from any Governmental Body having jurisdiction over Purchaser. The foregoing confidentiality restriction shall not apply to any Company Information that is in the public domain, becomes part of the public domain after disclosure to Purchaser other than due to a breach by Purchaser of this Section 4, was within Purchaser’s possession or developed by it prior to being furnished with such information as evidenced by Purchaser’s records, or becomes available to Purchaser on a non-confidential basis from a source other than the Company.

(e) Terms of the Preferred Shares. Each of the parties hereto acknowledges that the Preferred Shares shall have the powers, preferences and rights, and be subject to the qualifications, limitations or restrictions set forth in the Series J Certificate of Designation.

(f) Registration Rights. The Company and Purchaser hereby acknowledge and agree that all Conversion Shares issuable to Purchaser shall be deemed “Registrable Securities” pursuant to the Registration Rights Agreement.

(g) Certain Actions. Promptly following the date hereof, the Company shall take all actions required to promptly prepare and file any required notice of exempt offering of securities, including a Form D, with the SEC pursuant to the 1933 Act and/or other comparable form with state securities regulators with respect to any applicable “blue sky” Laws, in each such case, with respect to the transactions contemplated hereby.

(h) U.S. Real Property Holding Corporation Status. So long as Purchaser beneficially owns any Purchased Shares or any shares of Common Stock issued upon conversion thereof or upon exercise of the Purchased Warrant, the Company shall not become a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(i) Preemptive Rights. Promptly following consummation of the transactions contemplated by this Agreement, the Company shall deliver an Issuance Notice (as defined in the Certificates of Designation) to the holders of the Company’s outstanding shares of Series H Preferred Stock, the holders of the Company’s outstanding shares of Series I Preferred Stock and the holders of the Company’s outstanding Preferred Shares and each such holder shall thereafter have the right, in accordance with Section 14 of the Certificates of Designation (as applicable) to purchase at least a “pro rata share” (as such term is defined in the applicable Certificate of Designation) of the Purchased Securities (the “Preemptive Rights Offering”). Purchaser hereby expressly and irrevocably waives, on its own behalf and on behalf of its Affiliates, any rights pursuant to the Certificates of Designation to purchase any securities of the Company in connection with the Preemptive Rights Offering.

(j) Amendments to Certificates of Designation. Contemporaneously with the execution of this Agreement, Purchaser shall deliver a written consent to the Company pursuant to which Purchaser consents and agrees to the Series H/J Certificate of Designation Amendments.

(k) Consent to Subsequent Offerings. To the extent the consent of Purchaser to any subsequent offers or sales of Preferred Shares and warrants to purchase shares of Common Stock would be required pursuant to the terms of any of the Certificates of Designation, Purchaser hereby agrees to consent to such offering(s) to the extent (and only to the extent) that such offering(s) meet all of the following criteria (each, a “Subsequent Offering”):

i. it is consummated on or before April 30, 2014;

ii. it is offered to the holders of the then-outstanding shares of Series H Preferred Stock, Series I Preferred Stock and Preferred Shares pursuant to Section 14(a) or Section 14(c) of the Certificates of Designation, as applicable;

iii. it is not an “Exempt Equity Issuance” as defined in the Certificates of Designation;

iv. it consists of Preferred Shares and warrant(s) to purchase shares of Common Stock that have terms equivalent in all material respects to the Preferred Shares and the Form of Warrant issued pursuant to this Agreement (including, without limitation, at the ratio established for each Purchased Security);

v. the purchase price results in gross proceeds to the Company in an amount less than, or equal to, $30,000,000 in the aggregate together with any and all other such Subsequent Offerings; and

vi. notwithstanding anything herein to the contrary, including without limitation Section 4(l), Purchaser expressly reserves all of its and its Affiliates’ rights pursuant to the Certificates of Designation with respect to any Subsequent Offering, including without limitation any rights offerings related thereto; provided, however, that for the avoidance of doubt, the term Subsequent Offering as used herein shall not include the Rights Offering of an aggregate of 6,000 Preferred Shares and warrants to purchase an aggregate of 15,900,000 shares of Common Stock, as set forth in Section 4(l).

(l) Rights Offering. The Company shall use its commercially reasonable efforts to conduct a rights offering providing the holders of record of Common Stock as of the close of business on a designated record date the right to purchase Preferred Shares and warrants to purchase shares of Common Stock on the terms set forth in the Form of Warrant at a price equivalent in all material respects to the price paid by the Purchaser pursuant to this Agreement (including, without limitation, at the ratio established for each Purchased Security) (the “Rights Offering”). The Company shall use its commercially reasonable efforts to file the registration statement in connection with the Rights Offering as soon as reasonably practicable after the filing of the Company’s annual report on Form 10-K for the 2013 fiscal year. The Rights Offering shall offer the right to purchase units of the Company’s securities, which units shall consist of an aggregate of 6,000 Preferred

Shares and warrants to purchase an aggregate of 15,900,000 shares of Common Stock. The foregoing notwithstanding, to the extent that facts and circumstances related to the Company have changed prior to the commencement of the Rights Offering such that the Rights Offering would no longer be commercially reasonable, the Board of Directors of the Company may affirmatively determine not to proceed with the Rights Offering. To the extent the consent of Purchaser to the Rights Offering would be required pursuant to the terms of any of the Certificates of Designation, Purchaser hereby agrees to consent to the Rights Offering. Purchaser and its Affiliates shall not have, and hereby expressly and irrevocably waives on its own behalf and on behalf of its Affiliates, any right to participate in the Rights Offering and further agrees to not exercise any rights that Purchaser or its Affiliates may receive pursuant to the Rights Offering.

(m) Amended and Restated Certificate of Incorporation. Not later than July 31, 2014, the Company shall use its best efforts to cause its Certificate of Incorporation to be amended to increase the number of authorized shares of Common Stock of the Company to such number as shall be sufficient to permit the reservation in full of shares of Common Stock underlying all outstanding Derivative Securities (the “Charter Amendment”). Purchaser shall vote, and cause its Affiliates to vote, all shares of Capital Stock that are owned (or to the extent that any such shares are owned in “street name,” beneficially owned) by Purchaser or its Affiliates at any annual or special meeting of the Company’s stockholders or will vote for or render consent in writing in favor of the Charter Amendment.

(n) Qualified Follow-On. The Company hereby agrees that the issuance and sale of the Purchased Securities pursuant to this Agreement and the other subscription agreements being entered into on the date hereof shall be deemed to constitute a Qualified Follow-On (as defined in the Existing Subscription Agreements) and that the Existing Holders shall have the right to elect to exchange all or any part of their Preferred Shares for Preferred Shares and warrants to purchase shares of Common Stock on the terms set forth in the Form of Warrant (at the ratio established for each Purchased Security).

(o) Purchaser Expenses. The Company shall pay the reasonable and documented out-of-pocket fees and expenses of Purchaser, including the fees and expenses of attorneys, accountants and consultants employed by Purchaser to the extent that such fees and expenses relate to services rendered in conjunction with the Purchaser’s investment in the Purchased Securities.

5. Indemnification by the Company.

(a) Subject to the limitations and other provisions of this Section 5, the Company shall save, defend, indemnify and hold harmless Purchaser and its affiliates and the respective representatives, directors, officers, employees, members, managers, partners, stockholders, controlling Persons, agents, representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable out-of-pocket attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to any breach of any representation, warranty or covenant made by the Company and contained in this Agreement and the Disclosure Schedule.

(b) Purchaser shall give notice to the Company promptly after Purchaser has actual knowledge of any claim as to which indemnity may be sought, and to the extent such claim is a third party claim, shall permit the Company to assume the defense of any such third party claim or any litigation resulting therefrom; provided, that counsel for the Company who shall conduct the defense of such third party claim or any litigation resulting therefrom shall be approved by Purchaser (such approval shall not unreasonably be withheld conditioned or delayed), and Purchaser may participate in such defense at its expense (other than as provided below), and provided further, that the failure of Purchaser to give notice as provided herein shall not relieve the Company of its obligations under this Agreement, except to the extent that the Company is actually and materially prejudiced thereby. Purchaser, at the Company’s cost and expense, shall furnish such information regarding itself or the claim in question as the Company may reasonably request and as shall be reasonably required in connection with the defense of any such third party claim and/or litigation resulting therefrom. Purchaser shall have the right to retain its own counsel, with the fees and expenses to be paid by the Company, if (i) the Company fails to prosecute the applicable third party claim or litigation resulting therefrom in a prompt and timely fashion and/or (ii) representation of Purchaser by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between Purchaser and any other party represented by such counsel in such proceeding; provided, that in no event shall the Company be required to pay the fees and expenses of more than one such separate counsel (other than foreign counsel) for Purchaser. Notwithstanding anything in this Section 5(b) to the contrary, neither the Company nor Purchaser shall, without the prior written consent of the other party, settle or compromise any third party claim as to which indemnity may be sought or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of such third party claim; provided, that the prior written consent of Purchaser shall be required for the Company to take any of such actions if the taking of such actions could or could reasonably be expected to reduce or limit the rights or indemnification recoveries available to, or otherwise increase the liability of or losses to, either Purchaser, its affiliates and their respective representatives, directors, officers, employees, members, managers, partners, stockholders, controlling Persons, agents, representatives, successors and assigns. If the Company makes any payment on any claim, the Company shall be subrogated, to the extent of such payment, to all rights and remedies of Purchaser to any insurance benefits or other claims of Purchaser with respect to such claim.

(c) Survival. The representations and warranties set forth in Sections 2(a) (Organization), 2(b) (Power), 2(c)i (Authorization), 2(d) (Capital) and 2(f) (Capitalization) shall survive the Closing for the maximum period permitted by applicable Law, and all other representations and warranties of the parties set forth in this Agreement and the other Transaction Documents shall terminate upon the Closing and thereafter shall be of no further force or effect. Following the expiration of the periods set forth above with respect to any particular representation or warranty, no party hereto shall have any further liability with respect to such representation or warranty. Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto shall survive the Closing indefinitely (or if indefinite survival is not permitted by Law, then for the maximum period permitted by applicable Law). A claim for indemnification related to a breach of any of the representations and warranties becomes barred if not filed or noticed during the survival period; and the parties hereto intend to shorten (in the case of limited survival provisions) the applicable statute of limitations. Notwithstanding anything herein to contrary, any claim for indemnification that is asserted by written notice within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or a written agreement between the Company and Purchaser.

6. General Provisions.

(a) Definitions. As used herein, the following terms shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Affiliate” shall mean any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity; provided, that for purposes of the definition of “Affiliate,” Purchaser shall not be deemed an “Affiliate” of the Company.

“Agreement” shall have the meaning set forth in the preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or Florida are authorized by Law to be closed; provided, that with respect to any notice period that is shorter than ten (10) Business Days and includes a Friday, such period shall be extended for one (1) additional Business Day.

“Bylaws” shall mean, when used with respect to a specified Person, the bylaws of a Person, as the same may be amended from time to time.

“Capital Stock” shall mean, with respect to any Person, any and all shares, shares of beneficial interest, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock or any form of membership, ownership or participation interests, as applicable, including partnership interests, whether now outstanding or hereafter issued and any and all securities, debt instruments, rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“Certificates of Designation” shall mean, collectively, the Series H Certificate of Designation, the Series I Certificate of Designation and the Series J Certificate of Designation.

“Certificate of Incorporation” shall mean, when used with respect to a specified Person, the articles or certificate of incorporation or other applicable organizational document of such Person, including any certificate of designation, as currently in effect.

“Charter Amendment” shall have the meaning set forth in Section 4(m).

“Closing” shall have the meaning set forth in Section 1(a).

“Common Stock” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the preamble.

“Company Information” shall have the meaning set forth in Section 4(c).

“Company Subsidiary” shall mean any Subsidiary of the Company.

“Contract” shall mean any legally binding contract, agreement, mortgage, deed of trust, bond, loan, indenture, lease, license, note, option, warrant, right, instrument, commitment or other similar document, arrangement or agreement, whether written or oral, together with all amendments, modifications and/or supplements thereof.

“Conversion Shares” shall have the meaning set forth in Section 2(c)i.

“Derivative Securities” shall have the meaning set forth in Section 2(f).

“Existing Holders” shall have the meaning set forth in the recitals.

“Existing Subscription Agreements” shall have the meaning set forth in the recitals.

“Form of Warrant” shall have the meaning set forth in the recitals.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Body” shall mean any government or governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitral body (public or private), department or other instrumentality or political unit or subdivision, whether located in the United States or abroad.

“Law” shall mean any treaty, statute, ordinance, code, rule, regulation, Order or other legal requirement enacted, adopted, promulgated, applied or followed by any Governmental Body.

“Lien” shall mean any mortgage, pledge, Lien (statutory or otherwise), security interest, hypothecation, conditional sale agreement, encumbrance or similar restriction or agreement.

“Material Adverse Effect” shall mean any event, change, effect, condition or contingency that has a material adverse effect on the business, assets, liabilities (including contingent liabilities), results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than to the extent resulting from: (i) changes in general business or economic conditions affecting the industry generally in which the Company and the Company Subsidiaries operate, (ii) changes in national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the Unites States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, (iii) changes generally affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, or (v) changes in applicable Laws (including any changes in interpretations thereof), in each case in the foregoing clauses (i) through (v), inclusive, which do not disproportionately affect the Company or the Company Subsidiaries as compared to other similarly situated participants in the industry in which the Company and the Company Subsidiaries operate.

“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment, mediation or arbitration award (whether temporary, preliminary or permanent).

“Permits” shall mean any approvals, authorizations, licenses, permits, consents or certificates by or of any Governmental Body.

“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, group, joint stock company, Governmental Body or other entity.

“Preferred Shares” shall have the meaning set forth in the recitals.

“Private Company Information” shall have the meaning set forth in Section 4(c).

“Purchase Price” shall have the meaning set forth in the recitals.

“Purchased Securities” shall have the meaning set forth in the recitals.

“Purchased Shares” shall have the meaning set forth in the recitals.

“Purchased Warrant” shall have the meaning set forth in the recitals.

“Purchasers” shall have the meaning set forth in the preamble.

“Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights Agreement, dated as of September 25, 2012, by and among the Company, RW LSG Holdings LLC, RW LSG Management Holdings LLC, Portman Limited, Cleantech Europe II (A) LP, and Cleantech Europe II (B) LP.

“Rights Offering” shall have the meaning set forth in Section 4(l).

“SEC” shall mean the Securities and Exchange Commission.

“Series H Certificate of Designation” shall mean the Amended and Restated Certificate of Designation governing the Series H Preferred Stock.

“Series H Preferred Stock” shall mean the Company’s Series H Convertible Preferred Stock.

“Series H/J Certificate of Designation Amendments” shall mean the amendments effected pursuant to the form of Amended and Restated Series H Certificate of Designation attached hereto as Exhibit D and the form of Amended and Restated Series J Certificate of Designation attached hereto as Exhibit E.

“Series I Certificate of Designation” shall mean the Amended and Restated Certificate of Designation governing the Series I Preferred Stock.

“Series I Preferred Stock” shall mean the Company’s Series I Convertible Preferred Stock.

“Series J Certificate of Designation” shall mean have the meaning set forth in the recitals.

“Subsequent Offering” shall have the meaning set forth in Section 4(k).

“Subsidiary” shall mean (i) as to any Person, any other Person more than 50% of the shares of the voting stock, voting interests, membership interests or partnership interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries and/or (ii) any Person with respect to which the Company or a Company Subsidiary is a general partner or managing member.

“Transaction Documents” shall mean this Agreement, the schedules and exhibits hereto, the Series J Certificate of Designation, the Purchased Warrant, the certificates evidencing the Purchased Shares and any certificate or other document required to be delivered by or on behalf of the Company or any Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

(b) Choice of Law. The Laws of the State of New York without reference to any conflict of Laws provisions thereof that would result in the application of the Law of a different jurisdiction, will govern all questions concerning the construction, validity and interpretation of this Agreement.

(c) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Purchaser. No delay or failure of Purchaser in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of Purchaser are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Purchaser of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing by Purchaser and shall be effective only to the extent in such writing specifically set forth.

(d) Counterparts. This Agreement may be executed in counterparts (including via facsimile or e-mail in .pdf format), each of which shall be an original and all of which shall constitute a single agreement.

(e) Effectiveness. It is understood that this Agreement is not effective and binding upon any of the parties hereto until executed and delivered by each of the parties hereto.

(f) Headings. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(g) Benefit of Agreement, Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Purchaser and their respective successors and assigns, heirs, executors and personal representative, as applicable, except that the Company shall not have the right to assign any of its rights under this Agreement without the prior written consent of Purchaser. Notwithstanding the foregoing, the rights of Purchaser set forth herein shall inure to the benefit of Purchaser and its transferees. This Agreement is made solely for the benefit of the parties hereto and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 5 or as set forth above, and no other Person shall have any rights, interest or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

(h) Notices. Any and all notices or other communications required or permitted to be delivered hereunder shall be deemed properly delivered if (i) delivered personally, (ii) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by next day or overnight mail or delivery or (iv) sent by electronic mail, facsimile transmission or other electronic means of transmitting written documents (with a follow up copy under (iii) above), to the parties as set forth below:

If to the Company:

Lighting Science Group Corporation

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

Attention: Tom Shields, Chief Financial Officer

Tel: (321) 779-5537

Fax: (321) 779-5521

Email: Tom.Shields@lsgc.com

With a copy (which shall not constitute notice or constructive notice) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attention: Greg R. Samuel, Esq.

Tel: (214) 651-5645

Fax: (214) 200-0577

Email: greg.samuel@haynesboone.com

If to Purchaser:

c/o Riverwood Capital Management L.P.

70 Willow Road, Suite 100

Menlo Park, CA 94025

Attention: Jeffrey T. Parks

Tel: (650) 618-7300

Fax: (650) 618-7114

Email: jeff@rwcm.com

With a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Kirsten Jensen

Tel: (650) 251-5000

Fax: (650) 251-5002

Email: kjensen@stblaw.com

Either party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

(i) Entire Agreement. This Agreement, the Transaction Documents and all Exhibits and Schedules attached here or thereto constitute the entire agreement and understanding between the Company and Purchaser and the final expression thereof and supersede any and all prior agreements and understandings, written or oral, formal or informal, between the Company and Purchaser relating to the subject matter hereof and thereof.

(j) Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located within New York, New York in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the Laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(k) WAIVER OF JURY TRIAL. PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(l) Rules of Construction. Words such as “herein,” “hereunder,” “hereof” and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion in which such words appear. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any reference to any federal, state, local or foreign statute, Law or other legal regulation shall be deemed to also to refer to all rules and regulations promulgated thereunder. References herein to “$” shall be references to United States Dollars. The words “include” and “including” shall be deemed to mean “include, without limitation,” and “including, without limitation”.

(m) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement and the other Transaction Documents be consummated as originally contemplated to the greatest extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

COMPANY:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Thomas C. Shields
Name: Thomas C. Shields
Title: Chief Financial Officer

Signature Page to Series J Subscription Agreement

PURCHASER:

RW LSG HOLDINGS LLC

By: Riverwood Capital Management L.P., its Managing Member

By: Riverwood Capital Management Ltd., its General Partner

By: Riverwood Capital GP Ltd., its General Partner

By:	/s/ Thomas J. Smach
Name: Thomas J. Smach
Title: Director

Signature Page to Series J Subscription Agreement